EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Form S-8 No.’s 333-101753, 333-60532, 333-54968, 333-39112, 333-79577, 333-56883 and 333-20883) pertaining to the 1994 Incentive Stock Plan and 2000 Stock Option Plan and in the Registration Statement on Form S-3 No. 333-34478 and the related prospectus of Pharmacopeia, Inc. of our report dated January 30, 2004, with respect to the consolidated financial statements and schedule of Pharmacopeia, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2003.

ERNST&YOUNG LLP

San Diego, California

March 8, 2004